Exhibit (d)(1)

ELFUN GOVERNMENT MONEY MARKET FUND

SUB-ADVISORY AGREEMENT

This agreement (“Agreement”) is made as of October 1, 2014, by and among GE ASSET MANAGEMENT INCORPORATED (“GEAM”), a Delaware corporation, ELFUN GOVERNMENT MONEY MARKET FUND, a Connecticut common law trust (the “Trust” or the “Fund”), solely with respect to Section 12(b) of this Agreement, and SSGA FUNDS MANAGEMENT, INC., a Massachusetts corporation (“Sub-Adviser”).

RECITALS

WHEREAS, GEAM has entered into an Investment Advisory Agreement dated July 28, 1989 (“Advisory Agreement”) with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, pursuant to Section 2 of the Advisory Agreement, GEAM is authorized to delegate its investment advisory responsibilities to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, GEAM wishes to retain the Sub-Adviser to furnish certain investment advisory services to GEAM and the Fund, and the Sub-Adviser is willing to furnish those services; and

WHEREAS, GEAM intends that this Agreement will become effective when approved in accordance with Section 15 of the 1940 Act.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment.

GEAM hereby appoints the Sub-Adviser as an investment sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust or GEAM in any way or otherwise be deemed an agent of the Trust or GEAM.

2.	Duties as Sub-Adviser.

(a) Subject to the oversight and supervision of GEAM and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will provide a continuous investment program for the Fund’s assets, including investment research and management. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Fund.

The Sub-Adviser will be responsible for placing purchase and sell orders for Fund investments. The Sub-Adviser will consult with GEAM from time to time regarding matters pertaining to the Fund, including market strategy and portfolio characteristics. The Sub-Adviser will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Registration Statement (as defined below), the Constituent Documents (as defined below), the Investment Guidelines (as defined below), and applicable law. In this connection and in connection with the further duties set forth in this Section 2 as provided below, the Sub-Adviser shall provide GEAM and the Board with such periodic reports and documentation as GEAM or the Board shall reasonably request regarding the Sub-Adviser’s management of the Fund’s assets, compliance with applicable laws and rules and the Registration Statement and all requirements hereunder. The Sub-Adviser acknowledges that copies of the Trust’s current registration statement on Form N-1A and any amendments or supplements thereto (“Registration Statement”), the Trust’s Agreement and Declaration of Trust and By-Laws, if any, (“Constituent Documents”), and the Investment Guidelines, each as currently in effect, have been delivered to the Sub-Adviser.

(b) The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the Fund’s investment objective, policies and restrictions as set forth in the Registration Statement, (ii) the Constituent Documents, (iii) all investment guidelines, policies, procedures or directives of the Trust or GEAM as provided to the Sub-Adviser in writing (“Investment Guidelines”), (iv) the 1940 Act and the rules promulgated thereunder, (v) the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules promulgated thereunder, and (vi) other applicable federal and state laws and related regulations. To the extent that the Investment Guidelines are inconsistent with the investment restrictions set forth in the Registration Statement, the Sub-Adviser shall comply with the policies, procedures and directives as set forth in the Investment Guidelines, subject at all times to the 1940 Act and the Advisers Act. GEAM shall promptly notify the Sub-Adviser in writing of changes to (i), (ii) or (iii) above and shall consult with Sub-Adviser before making any changes relating solely to the Fund’s investment objective, policies and restrictions as set forth in the Registration Statement, as well as to the investment guidelines, policies, procedures and directives set forth in the Investment Guidelines. In particular, in carrying out its duties as Sub-Adviser, the Sub-Adviser shall ensure that the Fund: (A) satisfies the asset diversification and gross income qualification requirements as set forth under sub-chapter M of the Internal Revenue Code of 1986, as amended, and (B) complies with Rule 2a-7 under the 1940 Act (provided, however, that the Adviser agrees that the Sub-Adviser shall not be responsible for non-compliance with those sections of Rule 2a-7 that do not relate to the Sub-Adviser’s responsibilities under this Agreement).

(c) The Sub-Adviser shall take all actions which it considers necessary to implement the investment objectives and policies of the Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers selected by Sub-Adviser. For that limited purpose, the Sub-Adviser is authorized as the agent of the Trust to give instructions to the Trust’s custodian(s) as to deliveries of securities or other investments and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, the Sub-Adviser is directed at all times to seek to obtain best execution within the policy guidelines determined by the Board.

In addition to seeking the best execution, to the extent covered by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and applicable guidance of the Securities and Exchange Commission (the “SEC”), the Sub-Adviser is also authorized to take into consideration other relevant factors which may include, without limitation: (i) the execution capabilities of such brokers and dealers, (ii) research, brokerage and other services provided by brokers and dealers which the Sub-Adviser believes will enhance its general portfolio management capabilities, (iii) the size of the transaction, (iv) the difficulty of execution, (v) the operational facilities of such brokers and dealers, (vi) the risk to such a broker or dealer of positioning a block of securities, and (vii) the overall quality of brokerage and research services provided by such brokers and dealers. The Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if it determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund. The policies with respect to brokerage allocation, determined from time to time by the Board, are those disclosed in the Registration Statement. The Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Sub-Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing other funds or accounts advised by the Sub-Adviser. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Sub-Adviser, the Sub-Adviser may allocate orders as to price and amount among all such accounts in a manner believed to be equitable by the Sub-Adviser to each account and otherwise in accordance with the Sub-Adviser’s procedures approved by the Board.

(d) Only with prior written consent from GEAM and subject to: (i) the requirement that the Sub-Adviser seek to obtain best execution within the policy guidelines determined by the Board and set forth in the Registration Statement, (ii) the provisions of the 1940 Act and the Advisers Act, (iii) the provisions of the 1934 Act, and (iv) other applicable provisions of law, the Sub-Adviser or an affiliated person of the Sub-Adviser or of GEAM may act as broker for the Fund in connection with the purchase or sale of securities or other investments for the Fund. Such brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund for such services in addition to the Sub-Adviser’s fees for services under this Agreement.

(e) The Sub-Adviser shall maintain, in the form and for the periods required by Rule 31a-2 under the 1940 Act, all records relating to the Fund’s investments that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all books and records which it maintains for the Trust are the property of the Trust and further agrees to surrender the same to GEAM or the Trust upon GEAM’s or the

Trust’s request (provided, however, that Sub-Adviser may retain copies of such records). The Sub-Adviser agrees to furnish the Board and GEAM with such periodic and special reports regarding the Fund’s investments and records relating to the same as the Board or GEAM reasonably may request. Further, the Sub-Adviser shall permit the books and records maintained with respect to the Trust to be inspected and audited by the Trust, GEAM or their respective agents at all reasonable times during normal business hours upon reasonable notice.

(f) At such times as shall reasonably be requested by the Board or GEAM, the Sub-Adviser will provide to the Board and GEAM economic and investment analyses and reports, information required in the Registration Statement and information necessary for GEAM and the Board to review the Fund or discuss the management of it. The Sub-Adviser will provide quarterly reports setting forth the Fund’s performance. At such times as shall be reasonably requested by GEAM, the Sub-Adviser shall certify in writing that the performance provided by the Sub-Adviser in the quarterly reports is true, correct and complete to the best of its knowledge. The Sub-Adviser shall make available to the Board and GEAM any economic, statistical and investment services normally available to institutional or other customers of the Sub-Adviser invested in a similar strategy. The Sub-Adviser will make available its officers and employees to meet with the Board on reasonable notice to review the Fund’s investments.

(g) The Board has delegated responsibility for valuing the Fund’s portfolio securities to a valuation committee of GEAM, and the Sub-Adviser shall not be responsible for valuing the Fund’s portfolio securities. In accordance with the Sub-Adviser’s procedures, as amended from time to time, the Sub-Adviser is, however, responsible for assisting the Board in determining the fair valuation of any illiquid portfolio securities and will assist the Trust’s accounting services agent or GEAM to obtain independent sources of market value for all other portfolio securities.

Further, the Sub-Adviser shall be responsible to ensure that the Fund and/or GEAM is promptly notified of any and all instances in which the Sub-Adviser knows or should have reason to know that the available price or value of a portfolio security (defined as a portfolio security held directly in the Sub-Adviser’s funds or accounts) does not represent the fair value of the instrument, or that there is no price or value available from any source with respect to a particular instrument and that such instrument should accordingly be subject to a fair valuation determination in accordance with the Sub-Adviser’s procedures, as amended from time to time.

(h) At such times as shall be reasonably requested by GEAM, the Sub-Adviser shall review and certify in writing that the information stated in the Trust’s Registration Statement relating to the Sub-Adviser and its management of the Fund, including investment objectives, strategies and related risks, is true, correct and complete to the best of its knowledge.

(i) The Sub-Adviser will promptly notify GEAM of any change of control of the Sub-Adviser, including any change of its 25% shareholders or members, as applicable, and any changes in the key personnel of the Sub-Adviser, including without limitation, any change in the portfolio management personnel responsible for the Fund, in each case prior to or promptly after such change. Notwithstanding the foregoing, the Sub-Adviser will promptly notify GEAM of any existing agreement, or upon entering into any agreement, that may result in a change of control of the Sub-Adviser, including without limitation the retention of an agent to assist in the sale of all, or a significant portion, of the business of the Sub-Adviser, provided that such notification would not violate applicable law.

(j) Unless GEAM gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall, in a prudent and diligent manner, vote proxies in the best interests of the Fund as may be necessary or advisable in connection with any matters submitted to a vote of the shareholders of an issuer held by the Fund and shall provide GEAM with its proxy voting procedures and guidelines and any amendments thereto.

(k) The Sub-Adviser shall review the results of stress testing performed by State Street Bank and Trust Company with respect to the Fund’s portfolio (the “Stress Testing Reports”) and shall provide the Stress Testing Reports to GEAM. The Sub-Adviser will promptly notify GEAM if the Sub-Adviser identifies any issues it considers concerning in the Stress Testing Reports. In addition, on a quarterly basis the Sub-Adviser will prepare a brief written summary for GEAM and the Board of that quarter’s Stress Testing Reports.

3.	Expenses.

During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its investment sub-advisory services under this Agreement, other than the costs of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for the Fund.

4.	Supplemental Arrangements

The Sub-Adviser may enter into arrangements with other persons affiliated with the Sub-Adviser to better enable it to fulfill its obligations under this Agreement, including for the provision of certain personnel and facilities to the Sub-Adviser, other than the brokerage services provided in Section 2(d) herein.

5.	Prohibited Conduct

In providing the services described in this Agreement, the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by GEAM, including the Fund, regarding transactions in portfolio securities or other portfolio investments of the Fund. GEAM shall provide Sub-Adviser the list of such investment advisory firm(s) prior to the effectiveness of this Agreement.

6.	Compensation.

For the services rendered, the facilities furnished and the expenses assumed by the Sub-Adviser, the Fund shall pay the Sub-Adviser no later than the ninetieth (90th) business day following the end of each calendar quarter, a fee based on the net assets of the Fund as provided in Schedule A to the Agreement.

7.	Compliance Matters

(a) The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with GEAM and the Trust and its trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to all compliance-related matters, including the Trust’s efforts to assure that each of its service providers adopts and maintains written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Trust, GEAM and Sub-Adviser. In this regard, the Sub-Adviser shall:

(i)	submit to the Board for its consideration and approval, the Sub-Adviser’s applicable compliance policies and procedures;

(ii)	submit to the Board for its consideration and approval, annually (and at such other times as the Trust may reasonably request), a written report (“Report”) fully describing the results of the Sub-Adviser’s review of the adequacy of its compliance policies and procedures, including its assessment of the effectiveness of such policies and procedures and a description of any material amendments to such policies and procedures since the more recent of: (A) the Board’s approval of such policies and procedures or (B) the most recent Report;

(iii)	provide reports discussing the Sub-Adviser’s compliance program as reasonably requested by GEAM and special reports in the event of material compliance matters;

(iv)	permit GEAM and the Trust and its trustees and officers to become familiar with the Sub-Adviser’s operations and understand those aspects of the Sub-Adviser’s operations that may expose GEAM and the Trust to compliance risks or lead to a violation by the Trust, GEAM or the Sub-Adviser of the federal securities laws;

(v)	provide GEAM, the Trust and its trustees and CCO with such certifications regarding compliance as may be reasonably requested; and

(vi)	make the Sub-Adviser’s personnel and compliance policies and procedures reasonably available to such personnel as GEAM and the Trust and its trustees and officers may designate to evaluate the effectiveness of the Sub-Adviser’s compliance controls, policies and procedures.

(b) The Sub-Adviser agrees to maintain and implement a compliance program that complies with the requirements of Rule

206(4)-7 under the Advisers Act.

8.	Annual Contract Renewals.

The Fund has received an exemptive order issued by the SEC that permits the Board to be comprised solely of members who are “interested persons” (as defined in the 1940 Act) (the “Order”). As permitted by the Order, this Agreement may only continue in effect for a period of more than two years from the date of its execution, if such continuance is specifically approved at least annually by (a) the Board of the Fund or (b) a vote of a majority of the Fund’s outstanding voting securities, as defined in the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with GEAM and the Trust to provide the Board with any and all relevant information that will enable the Board to make an informed determination as to whether to renew the Agreement for the ensuing year. In that regard, the Sub-Adviser agrees to provide the Board on an annual basis with such relevant information that includes, but is not limited to, the following, if requested by the Board:

(a) information confirming the financial condition of the Sub-Adviser and the Sub-Adviser’s profitability derived from its relationship with the Fund;

(b) a description of the personnel and services provided by the Sub-Adviser;

(c) information on compliance matters;

(d) comparative information on investment performance and advisory fees;

(e) information regarding brokerage and portfolio transactions; and

(f) information on current legal matters.

9.	Representations and Warranties of Sub-Adviser.

The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Adviser; (v) will promptly notify GEAM of the occurrence of any event that would disqualify it from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) is duly organized and validly existing under the laws of the state in which it was organized with the power to own and possess its assets and carry on its business as it is now being conducted.

(b) The Sub-Adviser has adopted a written code of ethics pursuant to Rule 204A-1 under the Advisers Act that also complies with Rule 17j-1 under the 1940 Act (the “Code”), and will provide GEAM and the Board with a copy of that Code, together with evidence of its adoption. Within fifteen (15) days of the end of the last calendar quarter of each year that this Agreement is in effect, the president, any vice president or chief compliance officer of the Sub-Adviser shall certify to GEAM that the Sub-Adviser (i) has complied with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act during the previous year and that there has been no violation of the Sub-Adviser’s Code or, if such a violation has occurred, the details of such violation and of the appropriate action that was taken in response to such violation and (ii) has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Code. On an annual basis, the Sub-Adviser shall provide a written report to the Board and GEAM pursuant to Rule 17j-1(c)(2) under the 1940 Act, and upon a reasonable written request from GEAM, furnish to GEAM all other records relevant to the Sub-Adviser’s Code as it relates to this Agreement.

(c) The Sub-Adviser certifies that the information stated in the most current Post Effective Amendment to the Trust’s Registration Statement relating to the Sub-Adviser and its management of the Fund is true, correct and complete to the best of its knowledge.

10.	Representations and Warranties of GEAM.

GEAM represents, warrants and agrees that GEAM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by GEAM of this Agreement does not contravene or constitute a default under any agreement binding upon GEAM; (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify GEAM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) is duly organized and validly existing under the Laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

11.	Duty to Update Information.

The parties hereto shall promptly notify each other in writing regarding any change to the foregoing representations and warranties.

12.	Indemnification.

(a) GEAM agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (“1933 Act”) harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of:

(i) GEAM’s breach of its duties under this Agreement; or

(ii) any bad faith, willful misfeasance, reckless disregard or gross negligence on the part of GEAM or any of its trustees, officers or employees in the performance of GEAM’s duties and obligations under this Agreement, except to the extent such loss results from the Sub-Adviser’s own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of Sub-Adviser’s duties and obligations under this Agreement.

(b) The Trust agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of Section 15 of the 1933 Act harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any misrepresentation of a material fact or the omission of a fact necessary to make information not misleading in the Registration Statement, any proxy statement, or any annual or semi-annual report to investors in the Fund (other than a misstatement or omission relating to disclosure about the Sub-Adviser approved by the Sub-Adviser or provided to GEAM or the Trust by the Sub-Adviser or relating to an incorrect valuation of a Fund portfolio security that resulted from any breach by the Sub-Adviser of the second paragraph of Section 2(g) of this Agreement).

(c) The Sub-Adviser agrees to indemnify and hold GEAM, its officers and trustees, and any person who controls GEAM within the meaning of Section 15 of the 1933 Act, and the Trust harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of:

(i) any misrepresentation of a material fact or the omission of a fact necessary to make information not misleading in the Registration Statement, any proxy statement, or any annual or semi-annual report to investors in the Fund relating to disclosure about the Sub-Adviser approved by the Sub-Adviser or provided to GEAM or the Trust by the Sub-Adviser or relating to an incorrect valuation of a Fund portfolio security that resulted from any breach by the Sub-Adviser of the second paragraph of Section 2(g) of this Agreement;

(ii) Sub-Adviser’s breach of its duties under this Agreement; or

(iii) any bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Sub-Adviser or any of its directors, officers or employees in the performance of the Sub-Adviser’s duties and obligations under this Agreement, except to the extent such loss results from the Trust’s or GEAM’s own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of their respective duties and obligations under the Advisory Agreement or this Agreement.

(d) Unless otherwise obligated under applicable law, no party to this Agreement shall be liable for punitive, special or consequential damages arising out of this Agreement.

13.	Survival.

(a) All representations and warranties made by the Sub-Adviser and GEAM pursuant to Sections 9 and 10, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

(b) The rights and obligations set forth in Section 12 shall survive the termination of this Agreement.

14.	Duration and Termination.

(a) This Agreement shall become effective upon the date first above written and will continue in effect for two years from its effective date, unless sooner terminated as provided herein, and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Board or (b) by a vote of a majority of the Fund’s outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Board who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

(b) This Agreement may be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by GEAM: (i) upon 60 days’ written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations and warranties set forth in Section 9 of this Agreement; or (iii) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on 60 days’ written notice to GEAM. This Agreement will terminate automatically in the event of its assignment, including without limitation, a change of control of the Sub-Adviser, or upon termination of the Advisory Agreement.

15.	Change of Control of the Sub-Adviser.

The Sub-Adviser will be liable to the Trust and GEAM for all reasonable direct and indirect costs resulting from a change of control of the Sub-Adviser, including without limitation all costs associated with proxy solicitations, Board meetings, revisions to prospectuses, statements of additional information and marketing materials, and the hiring of another sub-adviser to the Fund. The understandings and obligations set forth in this Section 15 shall survive the termination of this Agreement and shall be binding upon the Sub-Adviser’s successor(s) and/or assign(s).

16.	Confidentiality.

During the term of this Agreement, and at all times thereafter, a party to this Agreement (“Recipient”) shall not itself, or assist anyone else to, directly or indirectly, disclose to any person or entity Confidential Information of another party to this Agreement (“Discloser”), now known or subsequently learned by Recipient, except: (i) with the prior consent of Discloser; (ii) to such persons as Recipient believes are necessary to carry out the purposes the Agreement; or (iii) as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement. “Confidential Information” shall mean any information, whether written or oral, and materials furnished to or obtained by Recipient, which directly relates to Discloser and/or its affiliates, clients, customers, vendors, or other third party’s research, development, trade secrets, techniques, processes, procedures, plans, policies, business affairs, marketing activities, discoveries, hardware, software, screens, specifications, designs, drawings, data and other information and materials, regardless of its form, other than information that: (i) is in the public domain; (ii) is previously known by Recipient; (iii) is independently developed by Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that Recipient learns of such information; or (v) has been rightfully and lawfully obtained by Recipient from a third party. Nothing in this Agreement shall be construed to prevent the Sub-Adviser from giving other entities investment advice about, or trading on their behalf in, the securities of the Fund, the Adviser or any affiliate of the Adviser.

17.	Amendment of this Agreement.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment to the terms of this Agreement shall be effective until approved by a vote of a majority of the Fund’s outstanding voting securities (unless the Trust receives an SEC exemptive order or opinion of counsel, or the issue is the subject of a position of the SEC or its staff, permitting it to modify the Agreement without such vote).

18.	Governing Law.

This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

19.	Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be signed in counterpart.

20.	Class Actions.

The Sub-Adviser shall have no responsibility for filing proofs of claim on behalf of the Fund related to class actions involving assets of the Fund.

21.	Use of Sub-Adviser’s Name.

The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser, and any derivative, logo, trademark, service mark and/or trade name are the valuable property of the Sub-Adviser and its affiliates. Upon reasonable request by the Sub-Adviser, GEAM will provide Sub-Adviser with any offering, marketing or other promotional materials referring to the Sub-Adviser and/or its affiliates. Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks, service marks and/or trade names.

22.	Non-Exclusivity.

Nothing herein contained shall limit the freedom of the Sub-Adviser or any affiliated person of the Sub-Adviser to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Adviser may give advice and take action for its other clients whose investment objectives, strategies, guidelines, policies, procedures, directives and restrictions are not identical to those of the Fund that may differ from advice given, or the timing or nature of action taken, for the Fund. The Sub-Adviser is not obligated to initiate transactions for the Fund in any security that the Sub-Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

23.	ADV Receipt.

Concurrent with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and to the Trust a copy of its Form ADV, as revised, on file with the SEC. The Adviser and the Trust hereby acknowledge receipt of such copy.

24.	Anti-Money Laundering.

The Adviser represents and warrants that it has adopted an anti-money laundering (“AML”) program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the “PATRIOT Act”, and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC or any other applicable self-regulatory organization. The Adviser further represents that its AML Program, at a minimum: (i) designates a compliance officer to administer and oversee the AML Program; (ii) provides ongoing employee training; (iii) includes an independent audit function to test the effectiveness of the AML Program; (iv) establishes internal policies, procedures, and controls that are tailored to the Adviser’s particular business; (v) will include a customer identification program consistent with the rules under Section 326 of the Act; (vi) provides for the filing of all necessary AML reports including, but not limited to, currency transaction reports and suspicious activity reports; (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the Act; and (viii) allows for appropriate regulators and the officers and employees of the Sub-Adviser (including, but not limited to, the Chief Compliance Officer) to examine the Adviser’s AML books and records or request information about the AML Program. The Adviser, and not the Sub-Adviser, shall have sole responsibility to perform AML testing/screening of all new and existing customers consistent with the Adviser’s AML Program.

25.	Notice.

All notices hereunder shall be provided in writing, by facsimile or by email. Any notice to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other parties at the last address furnished by the other parties; upon receipt if sent by facsimile; or upon read receipt or reply if delivered by email:

(a) If to the Adviser:

GE Asset Management Incorporated

1600 Summer Street

Stamford, CT 06905

Attention: General Counsel

(b) If to the Trust:

Elfun Government Money Market Fund

1600 Summer Street

Stamford, CT 06905

Attention: President

(c) If to the Sub-Adviser:

SSgA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

Attention: Ellen Needham

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

GE ASSET MANAGEMENT INCORPORATED

BY:	/s/ Jeanne M. La Porta
Name:	Jeanne M. LaPorta
Title:	Senior Vice President and Commercial Operations Leader

ELFUN GOVERNMENT MONEY MARKET FUND, SOLELY WITH RESPECT TO SECTION 12(b) OF THIS AGREEMENT

BY:	/s/ Jeanne M. La Porta
Name:	Jeanne M. LaPorta
Title:	Trustee

SSGA FUNDS MANAGEMENT, INC.

BY:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President

SCHEDULE A

Fees Paid to the Sub-Adviser

The Sub-Adviser’s fee shall be accrued daily at 1/365th of the applicable annual rate set forth below:

[REDACTED]

The foregoing annual rate to be paid by the Fund to the Sub-Adviser shall be based on the net assets of the Fund.

For the purpose of accruing compensation, the net assets of the Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined.

In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within ninety (90) days of the date of termination.